Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Second Quarter Results

•	Professional businesses deliver strong results driving quarterly and year-to-date performance

•	Reported quarterly EPS of $1.21; adjusted quarterly EPS of $1.20, up 22.4 percent over comparable 2017 period adjusted EPS of $0.98

•	Second quarter net sales increase 0.3 percent to $875.3 million

BLOOMINGTON, Minn. (May 24, 2018) - The Toro Company (NYSE: TTC) today reported net earnings of $131.3 million, or $1.21 per share, on a net sales increase of 0.3 percent to $875.3 million for its second quarter ended May 4, 2018. Adjusted 2018 second quarter net earnings were $130.3 million, or $1.20 per share, compared to adjusted net earnings of $109.4 million, or $0.98 per share in the comparable 2017 period, an increase of 22.4 percent.

For the first six months, Toro reported net earnings of $153.9 million, or $1.41 per share, on a net sales increase of 2.5 percent to $1,423.5 million. Due to the one-time impacts of U.S. tax reform as reported in the first quarter of fiscal 2018, the first six months reported net earnings were lower than the comparable 2017 reported net earnings of $165.5 million or $1.48 per share, on net sales of $1,388.6 million. For the first six months, adjusted net earnings were $182.4 million, or $1.68 per share, compared to adjusted net earnings of $149.5 million, or $1.34 per share, in the comparable 2017 period, an increase of 25.4 percent. Please see the tables and information below for a reconciliation of non-GAAP adjusted net earnings and adjusted diluted earnings per share to the comparable GAAP measures.

Second quarter operating earnings as a percent of sales were 19.5 percent, an improvement of 120 basis points compared to 18.3 percent in the same period last year. Operating earnings as a percent of sales for the first six months was 16.7 percent, an improvement of 90 basis points compared to the same period last year.

The reported tax rate for the second quarter was 22.4 percent compared to 23.9 percent last year. The adjusted tax rate for the second quarter was 23.0 percent compared to the adjusted tax rate of 30.9 percent in the same period last year. For the quarter, the adjusted tax rate excludes the benefit of the excess tax deduction for share-based compensation. For the first six months, the reported tax rate was 34.7 percent, up from 24.1 percent in the same period last year. The adjusted tax rate was 22.6 percent, down from 31.4 percent for the comparable period. The adjusted rates were significantly impacted by the enactment of U.S. tax reform as reported in the first quarter of fiscal 2018. The unfavorable impact of one-time charges

2 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results

associated with the provisional re-measurement of deferred tax assets and liabilities, and provisional calculation of the deemed repatriation tax, were partially offset by the benefit resulting from the reduction in the federal corporate tax rate. The company continues to estimate that its full fiscal year adjusted 2018 effective income tax rate will be about 23 percent.

“We are pleased to deliver another record quarter, despite challenging spring conditions and inflationary headwinds,” said Richard M. Olson, Toro’s chairman and chief executive officer. “Our professional segment benefitted from balanced growth across multiple businesses as our channel partners prepared for the turf season. New products like our diesel-powered zero-turn mowers in the landscape contractor business and our largest compact utility loader in the rental and specialty construction businesses, bolstered that positive momentum. Golf and grounds also performed well due to increased demand for rotary mowers and the continued strength of our large reel mowers,” said Olson. “We are also excited about our latest acquisition, L.T. Rich Products, which adds innovative stand-on application and snow removal equipment to our portfolio.”

“Our residential segment was not immune to the challenges experienced industry-wide, caused by a slow start to spring in North America and Europe. The coldest April temperatures in 20 years negatively affected sales of our walk power and zero-turn riding mowers in the quarter. We are, however, encouraged by the weather patterns in May and we are hopeful that they will continue for the balance of our peak turf season.”

“With the second half of the fiscal year still ahead of us, May retail activity is trending favorably for turf products and the late season snow helped set the stage for a good pre-season sell-in later in the fiscal year. We are encouraged by the global economic landscape and the optimism expressed by channel partners across our businesses. We are well positioned to meet customer needs through continued innovation, strong operational execution and continued focus fueling our productivity efforts, as our Vision 2020 employee initiatives gain traction. As always, we will work to prudently manage through the current inflationary environment.”

The company now expects revenue growth for fiscal 2018 to be about 4 percent, and adjusted net earnings per share to be about $2.66 to $2.71 for the year. For the third quarter, the company expects adjusted net earnings per share to be about $0.64 to $0.67. These adjusted estimates exclude the one-time charges associated with U.S. tax reform and the benefit of the excess tax deduction for share-based compensation.

SEGMENT RESULTS

Professional

•
Professional segment net sales for the second quarter were $660.4 million, up 8.1 percent from $610.9 million last year. Balanced growth across our professional portfolio drove the positive results for the quarter. Momentum in our landscape contractor businesses was driven by strong sales of the new diesel-powered zero-turn mowers as the channel prepares for the selling season ahead. The golf and grounds businesses also performed well due to increased sales of rotary and large reel units. For the first six months, professional segment net sales were $1,064.0 million, up 8.3 percent from the comparable 2017 period. Demand for large reel golf and grounds equipment and our landscape contractor zero-turn mowers contributed to the results.

•
Professional segment earnings for the second quarter were $165.0 million, up 10.7 percent from $149.0 million in the same period last year. Professional segment earnings for the first six months were $240.9 million, up 10.9 percent from $217.2 million compared to the same period last year.

3 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results

Residential

•
Residential segment net sales for the second quarter were $212.2 million, down 17.8 percent from $258.1 million last year. A cold and delayed start to spring resulted in weakened channel demand for our walk power and zero-turn riding mowers for the quarter. This was a significant contrast to prior year performance where we saw early, favorable spring weather. For the first six months, residential segment net sales were $354.7 million, down 11.0 percent from $398.5 million last year. Below average snowfall early in the season and a poor start to spring negatively impacted sales of our residential turf and snow thrower products.

•
Residential segment earnings for the second quarter were $26.3 million, down 24.9 percent from $35.0 million in the comparable period last year. Residential segment earnings for the first six months were $42.0 million, down 18.6 percent from $51.6 million in the same period last year.

OPERATING RESULTS

Gross margin as a percent of sales for the second quarter was 37.0 percent, an increase of 80 basis points compared to last year. For the first six months, gross margin as a percent of sales was 37.1 percent, an increase of 40 basis points. For both periods, favorable foreign currency and the positive impact of segment mix were partially offset by increased commodity costs.

Selling, general and administrative (SG&A) expense as a percent of sales for the second quarter was 17.5 percent, a decrease of 40 basis points from the same period last year. For the first six months, SG&A expense as a percent of sales was 20.4 percent, a decrease of 50 basis points. The decrease for both periods was primarily due to prudent expense management and lower incentive expense, offset in part by increased investment in our key strategic initiatives, including higher engineering spend on new product development.

Accounts receivable at the end of the second quarter were $329.6 million, up 0.3 percent from last year. Net inventories were $394.8 million, up 15.6 percent from last year. This increase was mainly due to higher levels of turf equipment resulting from the delayed start to spring. Trade payables were $303.9 million, up 11.1 percent from the comparable period last year.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf maintenance, snow and ice management, landscape, rental and specialty construction equipment, and irrigation and outdoor lighting solutions. With sales of $2.5 billion in fiscal 2017, Toro’s global presence extends to more than 125 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

4 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results

LIVE CONFERENCE CALL
May 24, 2018 at 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on May 24, 2018. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" effective tax rate, net earnings and net earnings per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial tables contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The Toro Company does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico;
fluctuations in the cost and availability of raw materials and components, including steel, aluminum, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including

5 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results

political, economic and/or social instability and conflict, tax and trade policies in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in, and compliance with laws, regulations and standards, including those relating to consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

6 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 4, 2018	May 5, 2017	May 4, 2018	May 5, 2017
Net sales	$875,280	$872,767	$1,423,526	$1,388,606
Gross profit	324,056	316,314	528,295	509,794
Gross profit percentage	37.0%	36.2%	37.1%	36.7%
Selling, general and administrative expense	153,783	157,018	291,100	289,928
Operating earnings	170,273	159,296	237,195	219,866
Interest expense	(4,720)	(4,676)	(9,538)	(9,559)
Other income, net	3,613	3,701	7,894	7,567
Earnings before income taxes	169,166	158,321	235,551	217,874
Provision for income taxes	37,877	37,846	81,658	52,409
Net earnings	$131,289	$120,475	$153,893	$165,465

Basic net earnings per share of common stock	$1.23	$1.11	$1.44	$1.53

Diluted net earnings per share of common stock	$1.21	$1.08	$1.41	$1.48

Weighted-average number of shares of common stock outstanding — Basic	106,423	108,203	106,830	108,419

Weighted-average number of shares of common stock outstanding — Diluted	108,835	111,138	109,353	111,451

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 4, 2018	May 5, 2017	May 4, 2018	May 5, 2017
Professional	$660,373	$610,896	$1,064,042	$982,705
Residential	212,169	258,134	354,676	398,524
Other	2,738	3,737	4,808	7,377
Total net sales*	$875,280	$872,767	$1,423,526	$1,388,606

*Includes international net sales of:	$207,079	$201,641	$353,869	$332,883

	Three Months Ended		Six Months Ended
Segment Earnings (Loss)	May 4, 2018	May 5, 2017	May 4, 2018	May 5, 2017
Professional	$164,979	$149,011	$240,891	$217,177
Residential	26,304	35,047	42,017	51,605
Other	(22,117)	(25,737)	(47,357)	(50,908)
Total segment earnings	$169,166	$158,321	$235,551	$217,874

7 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 4, 2018	May 5, 2017
ASSETS
Cash and cash equivalents	$206,100	$265,191
Receivables, net	329,570	328,524
Inventories, net	394,801	341,576
Prepaid expenses and other current assets	47,758	41,272
Total current assets	978,229	976,563

Property, plant and equipment, net	245,348	224,277
Deferred income taxes	42,994	57,117
Goodwill and other assets, net	369,176	340,801
Total assets	$1,635,747	$1,598,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$13,000	$23,105
Short-term debt	—	832
Accounts payable	303,911	273,600
Accrued liabilities	335,496	324,878
Total current liabilities	652,407	622,415

Long-term debt, less current portion	299,302	311,957
Deferred revenue	24,672	24,948
Deferred income taxes	1,770	—
Other long-term liabilities	34,269	31,667
Total stockholders’ equity	623,327	607,771
Total liabilities and stockholders’ equity	$1,635,747	$1,598,758

8 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 4, 2018	May 5, 2017
Cash flows from operating activities:
Net earnings	$153,893	$165,465
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(5,370)	(4,686)
Contributions to finance affiliate, net	(2,959)	(2,708)
Provision for depreciation and amortization	30,141	34,548
Stock-based compensation expense	5,565	6,629
Deferred income taxes	21,121	136
Other	(40)	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(143,947)	(164,495)
Inventories, net	(62,575)	(30,100)
Prepaid expenses and other assets	(8,402)	(9,709)
Accounts payable, accrued liabilities, deferred revenue and other long-term liabilities	151,007	172,643
Net cash provided by operating activities	138,434	167,723

Cash flows from investing activities:
Purchases of property, plant and equipment	(35,365)	(22,273)
Purchase of noncontrolling interest	(333)	—
Acquisitions, net of cash acquired	(31,202)	(24,181)
Net cash used in investing activities	(66,900)	(46,454)

Cash flows from financing activities:
Increase in short-term debt, net	—	832
Payments on long-term debt	(20,239)	(15,930)
Proceeds from exercise of stock options	5,778	8,222
Payments of withholding taxes for stock awards	(3,212)	(2,723)
Purchases of Toro common stock	(116,490)	(82,239)
Dividends paid on Toro common stock	(42,679)	(37,936)
Net cash used in financing activities	(176,842)	(129,774)

Effect of exchange rates on cash and cash equivalents	1,152	141

Net decrease in cash and cash equivalents	(104,156)	(8,364)
Cash and cash equivalents as of the beginning of the fiscal period	310,256	273,555
Cash and cash equivalents as of the end of the fiscal period	$206,100	$265,191

9 - The Toro Company Reports Record Fiscal 2018 Second Quarter Financial Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)

The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the accompanying press release may differ from similar measures used by other companies.

The following tables provide reconciliations of financial measures calculated and reported in accordance with GAAP as well as adjusted non-GAAP financial measures presented in the accompanying press release for the three and six month periods ended May 4, 2018 and May 5, 2017. The company believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations, and how management views the business. The following is a reconciliation of our net earnings, diluted earnings per share ("EPS"), and effective tax rate to our adjusted net earnings, adjusted diluted EPS, and adjusted effective tax rate:

	Net Earnings		Diluted EPS		Effective Tax Rate
Three Months Ended	May 4, 2018	May 5, 2017	May 4, 2018	May 5, 2017	May 4, 2018	May 5, 2017
As Reported - GAAP	$131,289	$120,475	$1.21	$1.08	22.4%	23.9%
Impacts of tax reform[1]:
Net deferred tax asset revaluation[2]	—	—	—	—	—%	—%
Deemed repatriation tax[3]	—	—	—	—	—%	—%
Benefit of the excess tax deduction for share-based compensation[4]	(1,037)	(11,059)	(0.01)	(0.10)	0.6%	7.0%
As Adjusted - Non-GAAP	$130,252	$109,416	$1.20	$0.98	23.0%	30.9%

	Net Earnings		Diluted EPS		Effective Tax Rate
Six Months Ended	May 4, 2018	May 5, 2017	May 4, 2018	May 5, 2017	May 4, 2018	May 5, 2017
As Reported - GAAP	$153,893	$165,465	$1.41	$1.48	34.7%	24.1%
Impacts of tax reform[1]:
Net deferred tax asset revaluation[2]	20,513	—	0.19	—	(8.7)%	—%
Deemed repatriation tax[3]	12,600	—	0.12	—	(5.3)%	—%
Benefit of the excess tax deduction for share-based compensation[4]	(4,613)	(15,927)	(0.04)	(0.14)	1.9%	7.3%
As Adjusted - Non-GAAP	$182,393	$149,538	$1.68	$1.34	22.6%	31.4%

[1]
The actual impact of the U.S. tax reform may differ from our estimates, due to, among other things, changes in interpretations and assumptions we have made, guidance that may be issued, and changes in our structure or business model.

[2]
Signed into law on December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act"), reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018, resulting in a blended U.S. federal statutory tax rate for the company of 23.3 percent for the fiscal year ended October 31, 2018. This reduction in rate requires the re-measurement of the company's net deferred taxes as of the date of enactment which resulted in a non-cash charge of $20.5 million during the six month period ended May 4, 2018. No deferred tax remeasurement charges were recorded in the second quarter of fiscal 2018.

[3]
The Tax Act imposed a one-time deemed repatriation tax on the company's historical undistributed earnings and profits of foreign affiliates which resulted in a one-time charge of $12.6 million during the six month period ended May 4, 2018, payable over eight years. No repatriation tax charges were recorded in the second quarter of fiscal 2018.

[4]
In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. The company recorded discrete tax benefits of $1.0 million and $4.6 million as excess tax deductions for share-based compensation during the three and six months ended May 4, 2018, respectively. The Tax Act reduced the U.S. federal corporate tax rate, which reduced the tax benefit related to share-based compensation by $0.5 million and $2.0 million for the for the three and six month periods ended May 4, 2018, respectively.

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